                                INVITROGEN CORPORATION


                          ----------------------------------

                                    STOCK PURCHASE
                              AND STOCKHOLDERS AGREEMENT





                                 As of June 20, 1997

                                INVITROGEN CORPORATION
                                    Stock Purchase
                              and Stockholders Agreement
                                 As of June 20, 1997


                                                                            Page
SECTION 1.   PURCHASE AND SALE OF SHARES; REDEMPTION . . . . . . . . . . . . . 1
     1.1     Description of Securities . . . . . . . . . . . . . . . . . . . . 1
     1.2     Sale and Purchase; Redemption . . . . . . . . . . . . . . . . . . 1
     1.3     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

SECTION 2.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . 2
     2.1     Organization and Corporate Power. . . . . . . . . . . . . . . . . 2
     2.2     Authorization and Non-Contravention . . . . . . . . . . . . . . . 3
     2.3     Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.4     Subsidiaries; Investments . . . . . . . . . . . . . . . . . . . . 5
     2.5     Financial Statements and Matters. . . . . . . . . . . . . . . . . 5
     2.6     Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . . 5
     2.7     Absence of Certain Developments . . . . . . . . . . . . . . . . . 5
     2.8     Ordinary Course . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.9     Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     2.10    Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . 6
     2.11    Title to Properties . . . . . . . . . . . . . . . . . . . . . . . 6
     2.12    Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.13    Certain Contracts and Arrangements. . . . . . . . . . . . . . . . 7
     2.14    Intellectual Property Rights; Employee Restrictions . . . . . . . 9
     2.15    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     2.16    Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . .10
     2.17    Labor Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     2.18    Key Employees . . . . . . . . . . . . . . . . . . . . . . . . . .11
     2.19    Hazardous Waste, Etc. . . . . . . . . . . . . . . . . . . . . . .11
     2.20    Business; Compliance with Laws. . . . . . . . . . . . . . . . . .11
     2.21    Investment Banking; Brokerage . . . . . . . . . . . . . . . . . .11
     2.22    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     2.23    Transactions with Affiliates. . . . . . . . . . . . . . . . . . .11
     2.24    Customers and Distributors. . . . . . . . . . . . . . . . . . . .11
     2.25    Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . .12
     2.26    Qualified Small Business Stock. . . . . . . . . . . . . . . . . .12

SECTION 2A.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS . . . . . . . . .12

SECTION 3.   CONDITIONS OF PURCHASE. . . . . . . . . . . . . . . . . . . . . .13
     3.1     Satisfaction of Conditions. . . . . . . . . . . . . . . . . . . .13


                                       (i)

     3.2     Director Election; Indemnification. . . . . . . . . . . . . . . .14
     3.3     Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . .14
     3.4     Reincorporation . . . . . . . . . . . . . . . . . . . . . . . . .14
     3.5     Authorization . . . . . . . . . . . . . . . . . . . . . . . . . .14
     3.6     Investors' Fees . . . . . . . . . . . . . . . . . . . . . . . . .14
     3.7     No Violation or Injunction. . . . . . . . . . . . . . . . . . . .14
     3.8     Consents and Waivers. . . . . . . . . . . . . . . . . . . . . . .14
     3.9     Repurchase Agreement. . . . . . . . . . . . . . . . . . . . . . .15
     3.10    Repayment of Company Loans. . . . . . . . . . . . . . . . . . . .15
     3.11    Agreement of Spouse . . . . . . . . . . . . . . . . . . . . . . .15

SECTION 4.   COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     4.1     Financial Statements and Budgetary Information; Inspection. . . .15
     4.2     Indemnification; Insurance. . . . . . . . . . . . . . . . . . . .15
     4.3     Board of Directors. . . . . . . . . . . . . . . . . . . . . . . .16
     4.4     Restrictive Covenants . . . . . . . . . . . . . . . . . . . . . .16
     4.5     Redemption; Use of Proceeds . . . . . . . . . . . . . . . . . . .17
     4.6     Key Person Insurance. . . . . . . . . . . . . . . . . . . . . . .17
     4.7     Stock Awards. . . . . . . . . . . . . . . . . . . . . . . . . . .18
     4.8     Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     4.9     Termination of Airplane Arrangement . . . . . . . . . . . . . . .18

SECTION 5.   TRANSFER RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . .18
     5.1     General Restriction . . . . . . . . . . . . . . . . . . . . . . .18
     5.2     Right of First Refusal. . . . . . . . . . . . . . . . . . . . . .19
     5.3     Right of Co-Sale. . . . . . . . . . . . . . . . . . . . . . . . .20
     5.4     Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . .22

SECTION 6.   RIGHTS TO PURCHASE. . . . . . . . . . . . . . . . . . . . . . . .22
     6.1     Right to Participate in Certain Sales of
             Additional Securities . . . . . . . . . . . . . . . . . . . . . .22
     6.2     Assignment of Rights. . . . . . . . . . . . . . . . . . . . . . .23

SECTION 7.   REGISTRATION RIGHTS . . . . . . . . . . . . . . . . . . . . . . .23
     7.1     Optional Registrations. . . . . . . . . . . . . . . . . . . . . .23
     7.2     Required Registrations. . . . . . . . . . . . . . . . . . . . . .24
     7.3     Registrable Securities. . . . . . . . . . . . . . . . . . . . . .26
     7.4     Further Obligations of the Company. . . . . . . . . . . . . . . .26
     7.5     Indemnification; Contribution . . . . . . . . . . . . . . . . . .28
     7.6     Rule 144 and Rule 144A Requirements . . . . . . . . . . . . . . .31
     7.7     Transfer of Registration Rights . . . . . . . . . . . . . . . . .31
     7.8     "Market Stand-off" Agreement. . . . . . . . . . . . . . . . . . .32

SECTION 8    ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . . .32
     8.1     Advent VIII . . . . . . . . . . . . . . . . . . . . . . . . . . .32


                                      (ii)

     8.2     Voting for Directors. . . . . . . . . . . . . . . . . . . . . . .32

SECTION 9    GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     9.1     Amendments, Waivers and Consents. . . . . . . . . . . . . . . . .32
     9.2     [INTENTIONALLY OMITTED] . . . . . . . . . . . . . . . . . . . . .33
     9.3     Survival of Representations; Warranties and Covenants;
             Assignability of Rights . . . . . . . . . . . . . . . . . . . . .33
     9.4     Legend on Securities. . . . . . . . . . . . . . . . . . . . . . .33
     9.5     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .34
     9.6     Section Headings and Gender . . . . . . . . . . . . . . . . . . .34
     9.7     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .34
     9.8     Notices and Demands . . . . . . . . . . . . . . . . . . . . . . .34
     9.9     Dispute Resolution. . . . . . . . . . . . . . . . . . . . . . . .34
     9.10    Remedies; Severability. . . . . . . . . . . . . . . . . . . . . .35
     9.11    Integration . . . . . . . . . . . . . . . . . . . . . . . . . . .35


EXHIBITS

     A.      Investors
     B.      Preferred Stock Terms
     C.      Common Stock Redemptions
     D.      Projections
     E.      Indemnification Agreement
     F-1.    Opinion of Counsel (Company)
     F-2.    Opinion of Counsel (Subsidiaries)
     G.      Agreement of Spouse


                                        (iii)

                                    STOCK PURCHASE
                              AND STOCKHOLDERS AGREEMENT


     STOCK PURCHASE AND STOCKHOLDERS AGREEMENT made as of this 20th day of June, 1997, by and among Invitrogen Corporation, a Delaware corporation (together with any predecessors or successors thereto and subject to Section 2, the "Company"), Lyle C. Turner and Joseph Fernandez (collectively the "Stockholders" and individually a "Stockholder"), and the investment partnerships named in EXHIBIT A hereto (together with their successors and assigns, collectively the "Investors," and each individually an "Investor").

     WHEREAS, the majority of the outstanding shares of the Company's capital stock prior to the date hereof are owned by the Stockholders; and

     WHEREAS, the Company has authorized the issuance and sale to the Investors of a total of 2,202,942 shares of Series A Convertible Redeemable Preferred Stock, par value $.01 per share ("Convertible Preferred Stock"), having the rights and preferences set forth in EXHIBIT B for an aggregate purchase price of $15 million;

     WHEREAS, the Company has agreed to redeem and the stockholders of the Company have agreed to sell to the Company an aggregate of 1,101,471 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), for an aggregate purchase price of $7.5 million; and

     WHEREAS, the parties hereto desire to set forth the terms of their ongoing relationship in connection with the Company.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1.   PURCHASE AND SALE OF SHARES; REDEMPTION

     1.1 DESCRIPTION OF SECURITIES. The Company's authorized capital stock consists of Common Stock, Convertible Preferred Stock and Redeemable Preferred Stock, par value $.01 per share (the "Redeemable Preferred Stock"). The Convertible Preferred Stock and the Redeemable Preferred Stock have the rights, preferences and other terms set forth in EXHIBIT B. For purposes of this Agreement, the shares of Convertible Preferred Stock to be acquired by the Investors from the Company hereunder are referred to as the "Convertible Preferred Shares," the shares of Redeemable Preferred Stock and Common Stock issuable upon conversion of the Convertible Preferred Shares are referred to as the "Conversion Shares," and the Convertible Preferred Shares and the Conversion Shares are sometimes referred to herein as the "Securities."

     1.2 SALE AND PURCHASE; REDEMPTION. Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties set forth in Section 2, (a) the Investors shall jointly and severally purchase from the Company, and the Company shall issue and sell to each of the Investors, at the Closing (as defined in Section 1.3), the number of shares of

Convertible Preferred Stock set forth opposite the name of such Investor in EXHIBIT A for the purchase price of $6.8091 per share, or an aggregate of 2,202,942 shares of Convertible Preferred Stock for an aggregate purchase price of $15,000,000, and the Company shall without further action grant the Investors the rights set forth herein. Concurrently therewith, the Company shall acquire from stockholders of the Company, including the Stockholders, and each such stockholder shall sell to the Company, 1,101,471 shares of Common Stock for a price of $6.8091 per share, (the "Redemption Shares") for an aggregate redemption price of $7.5 million, pursuant to the Repurchase Agreement (the "Repurchase Agreement") and disclosure documents in the form attached hereto as EXHIBIT C. All purchase and redemption payments hereunder shall be made by wire transfer of next day available funds.

     1.3 CLOSING. The closing of the purchases and sales of the Convertible Preferred Shares and the redemption of Common Stock from the stockholders of the Company contemplated by Section 1.2 (the "Closing") shall take place at 1:00 p.m. Pacific Time on June 20, 1997 or such later date as each of the conditions set forth in Section 3 hereof shall have been satisfied or waived by the Investors (the "Closing Date"); provided, however, that the Investors shall have the right, exercisable in their sole discretion, to terminate this Agreement if the conditions set forth in Section 3 hereof shall not have been satisfied by June 30, 1997, and this Agreement shall automatically terminate if the conditions set forth in Section 3 hereof shall not have been satisfied by June 30, 1997 and the Investors have not waived such conditions by July 31, 1997.

SECTION 2.   REPRESENTATIONS AND WARRANTIES

     In order to induce the Investors to enter into this Agreement, the Company, and with respect to Section 2.2(b) below, each Stockholder, severally as to himself or herself, represents and warrants to each of the Investors the following, except as set forth in the schedule of exceptions attached hereto (the "Disclosure Schedule"). For purposes of this Section 2, references to the "Company" shall mean and refer to Invitrogen Corporation, a Delaware corporation, and its subsidiaries (including without limitation with respect to Section 2.12 hereof) and predecessors, as the context requires, except that references to the "Company" in the first two sentences of Section 2.2(a) and in Sections 2.3 and 2.26 shall refer to Invitrogen Corporation. Facts, documents, matters and other items disclosed in the Disclosure Schedule shall be disclosed for all purposes once included therein and regardless of section references in such Disclosure Schedule.

     2.1 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its assets, liabilities, condition (financial or other), business, results of operations or prospects (a "Material Adverse Effect"). The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, including the issuance of the Securities and the redemption of the Redemption Shares. The copies of the Certificate of Incorporation and By-laws of the Company, as amended to date
(the "Certificate of Incorporation"
and the "Bylaws," respectively), which have been furnished to the Investors by the Company, are correct and complete at the date hereof. The Company is not in violation of any term of its Certificate of Incorporation or By-laws.

     2.2     AUTHORIZATION AND NON-CONTRAVENTION.

             (a) The execution, delivery and performance by the Company of this Agreement and all other agreements, documents and instruments to be executed and delivered by the Company as contemplated hereby (including, without limitation, the Repurchase Agreement) and the issuance and delivery of (i) the Convertible Preferred Shares, and (ii) upon the conversion of the Convertible Preferred Shares, the Conversion Shares, have been duly authorized by all necessary corporate and other action of the Company. This Agreement and all documents executed by the Company pursuant hereto (including, without limitation, the Repurchase Agreement) are valid and binding obligations of the Company, enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and all other agreements, documents and instruments to be executed and delivered by the Company as contemplated hereby (including, without limitation, the Repurchase Agreement) and the issuance and delivery of (i) the Convertible Preferred Shares and
(ii) upon the conversion of the Convertible Preferred Shares, the Conversion Shares, do not and will not: (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which the Company is a party or by which it or its assets are bound, or any provision of the Certificate of Incorporation or By-laws of the Company, or cause the creation of any encumbrance upon any of the assets of the Company except as contemplated herein or in the Certificate of Incorporation;
(B) to the Company's knowledge, violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company; (C) to the Company's knowledge, require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or third party; or (D) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

             (b) Each Stockholder has full right, authority, power and (if applicable) capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Stockholder pursuant to or as contemplated by this Agreement (including, without limitation, the Repurchase Agreement) and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by each Stockholder pursuant to or as contemplated by this Agreement (including, without limitation, the Repurchase Agreement) constitute, or when executed and delivered will constitute, valid and binding obligations of such Stockholder enforceable in accordance with their respective terms. The execution, delivery and performance by each Stockholder of this Agreement and each such other agreement, document and instrument (including, without limitation, the Repurchase Agreement), and the performance by such Stockholder of the transactions contemplated hereby and thereby do not and will not: (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which such Stockholder or the Company is a party or by which he or its assets are bound, or any provision of the Certificate of Incorporation or By-laws of the Company, or cause the creation of any encumbrance upon any of the assets of such Stockholder or the Company; (B) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Company or such Stockholder; (C) require from such Stockholder or the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (D) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which such Stockholder or the Company is a party or by which such Stockholder or the Company is bound.

     2.3 CAPITALIZATION. As of the Closing and after giving effect to the transactions contemplated hereby, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock, of which 7,355,194 shares will be issued and outstanding, including 1,360,352 shares of Common Stock issued to the Company's Employee Stock Ownership Plan (the "ESOP"), 2,202,942 shares of Convertible Preferred Stock, of which 2,202,942 shares will be issued and outstanding, and 2,202,942 shares of Redeemable Preferred Stock, of which no shares will be issued and outstanding. In addition, the Company has authorized and reserved for issuance upon conversion of the Convertible Preferred Shares up to 2,202,942 shares of Common Stock and 2,202,942 shares of Redeemable Preferred Stock (subject to adjustment for stock splits, stock dividends and the like) and has reserved for issuance upon exercise of options under the Company's 1995 and 1997 Stock Option Plans (the "Option Plans," and together with the ESOP, the "Plans") 3,125,794 and 609,685 shares of Common Stock, respectively (subject in each case to adjustments for stock splits, stock dividends and the like). Except for the 1,907,794 shares of Common Stock issuable upon conversion of outstanding options under the 1995 Stock Option Plan and the Conversion Shares, the Company has not issued or agreed to issue and is not obligated to issue any outstanding warrants, options or other rights to purchase or acquire any shares of its capital stock, nor any outstanding securities convertible into such shares or any warrants, options or other rights to acquire any such convertible securities. As of the Closing, and after giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Company (including without limitation the Convertible Preferred Shares) will have been duly and validly authorized and issued and will be fully paid and nonassessable and, assuming the accuracy of the Investors' representations herein, will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and not subject to any preemptive rights. The Conversion Shares issuable upon conversion of the Convertible Preferred Shares will upon issuance be duly and validly authorized and issued, fully paid and nonassessable and not subject to any preemptive rights and, assuming the accuracy of the Investors' representations herein, will be issued in compliance with federal and state securities laws. The relative rights, preferences and other provisions relating to the Convertible Preferred Shares and the Redeemable Preferred Stock are as set forth in EXHIBIT B attached hereto. Except as set forth in
Section 2.3 of the Disclosure Schedule, there are no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock, other than rights to which the Investors and Stockholders are entitled as set forth in this Agreement and the Certificate of Incorporation, and except as described in the

Repurchase Agreement. Except as set forth herein, there are no rights to have the Company's capital stock registered for sale to the public under the laws of any jurisdiction, no agreements relating to the voting of the Company's voting securities, and no restrictions on the transfer of the Company's capital stock, except as set forth in Section 2.3 of the Disclosure Schedule. After giving effect to the transactions contemplated hereby, the outstanding shares of the Company's capital stock are held beneficially and of record by the persons identified in Section 2.3 of the Disclosure Schedule in the amounts indicated thereon.

     2.4 SUBSIDIARIES; INVESTMENTS. The Company has no subsidiaries or interests in any corporation, joint venture, partnership or other entity, except for Invitrogen Holland, B.V., a Dutch corporation and Invitrogen Export Company, Ltd., a U.S. Virgin Islands corporation (collectively, the "Subsidiaries").

     2.5     FINANCIAL STATEMENTS AND MATTERS.

             (a) The Company has previously furnished to the Investors copies of its audited financial statements for the fiscal years ended December 31, 1995 and 1996 together with copies of its unaudited financial statements for the three-month periods ended March 31, 1997 and March 31, 1996. Such financial statements referred to in this Section 2.5(a) were prepared in conformity with generally accepted accounting principles applied on a consistent basis, are complete, correct and consistent in all material respects with the books and records of the Company and fairly and accurately present the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein (subject to the absence of footnotes and normal year-end adjustments in the case of the unaudited statements).

             (b) The projections which have been separately disclosed in writing to the Investors in the 1997 Business Plan Draft of March 7, 1997, 6:37 p.m. represent good faith objectives for the Company's performance for 1997 based upon assumptions which were in good faith believed to be reasonable when made and which the Company believes continue to be reasonable as of the date hereof.

     2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as and to the extent reflected or reserved against in the unaudited balance sheet of the Company at April 30, 1997 contained in the financial statements referred to in Section 2.5(a) (the "Base Balance Sheet"), the Company does not have and is not subject to any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise.

     2.7 ABSENCE OF CERTAIN DEVELOPMENTS. Since the date of the Base Balance Sheet, there has not been any: (i) material adverse change in the financial condition of the Company or in the assets, liabilities, condition (financial or other), business, results of operations or prospects of the Company (a "Material Adverse Change"), (ii) declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company,
(iii) waiver of any valuable right of the Company or cancellation of any debt or claim held by the Company, (iv) loss, destruction or damage to any property which is material to the assets, liabilities, condition (financial or other), properties, business, results of operations or prospects of the Company, whether or not insured, (v) acquisition or disposition of any assets or other transaction by the Company other than in the ordinary course of business, (vi) material transaction or agreement involving the Company and any officer, director, employee or stockholder of the Company, (vii) material increase, direct or indirect, in the compensation paid or payable to any officer, key employee or director of the Company or any establishment or creation of any employment or severance agreement or employee benefit plan with respect to such persons, (viii) material loss of personnel of the Company, material change in the terms and conditions of the employment of the Company's key personnel or any labor trouble involving the Company, (ix) arrangements relating to any royalty, dividend or similar payment based on the sales volume of the Company, whether as part of the terms of the Company's capital stock or by any separate agreement,
(x) agreement with respect to the endorsement of the Company's products, (xi) loss or any development that is reasonably likely to result in a loss of any significant customer, account or employee of the Company, (xii) incurrence of indebtedness or any lien, (xiii) transaction not occurring in the ordinary course of business, or (xiv) any agreement with respect to any of the foregoing actions.

     2.8 ORDINARY COURSE. Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course and consistent with its prior practices.

     2.9 INVENTORIES. All of the Company's inventory items are of a quality and quantity salable in the ordinary course of its business and the Company maintains adequate inventory reserves. The inventories stated in the Base Balance Sheet reflect the normal inventory valuation policies of the Company and are based on and consistent with the Company's inventory records, and in the best judgment of the Company are properly valued.

     2.10 ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company, whether shown or reflected on the Base Balance Sheet or otherwise, represent bona fide completed sales made in the ordinary course of business, are valid and enforceable claims, are subject to no known set-offs or counterclaims, and are, in the best judgment of the Company, fully collectible in the normal course of business after deducting the reserve set forth in the Base Balance Sheet and adjusted since that date, which reserve is a reasonable estimate of the Company's uncollectible accounts.

     2.11 TITLE TO PROPERTIES. Section 2.11 of the Disclosure Schedule sets forth the addresses and uses of all real property that the Company owns, leases or subleases. The Company has good, valid and (if applicable) marketable title to all assets material to its business including without limitation all rights to the Company's facility located in Carlsbad, California and to those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of all liens, claims or encumbrances of any nature, other than liens for taxes not yet due and payable, minor liens and encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of the Company, and liens that have otherwise arisen in the ordinary course of business. All equipment included in such properties which is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. The property and assets of the Company are sufficient for the conduct of its business as presently conducted. The Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, which violation would have a Material Adverse Effect, nor has it received any notice of any such violation. There are no defaults by the Company or to the best knowledge of the Company, by any other party, which might curtail in any material respect the present use of the Company's property. The performance by the Company of this Agreement will not result in the termination of, or in any increase of any amounts payable under, any of its leases.

     2.12 TAX MATTERS. The Company has filed all federal, state, local and foreign income, excise and franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it where the failure to file such returns would have a Material Adverse Effect and has paid all taxes owing by it, except taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 2.5 above or which will not have a Material Adverse Effect. The provision for taxes on the Base Balance Sheet is sufficient as of its date for the payment of all accrued and unpaid federal, state, county and local taxes of any nature of the Company, and any applicable taxes owing to any foreign jurisdiction, whether or not assessed or disputed. All taxes and other assessments and levies which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities except where the failure to withhold or collect and pay over would not have a Material Adverse Effect. With regard to the federal income tax returns of the Company, the Company has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service. There are in effect no waivers of applicable statutes of limitations with respect to any taxes owed by the Company for any year. Neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the best knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

     2.13    CERTAIN CONTRACTS AND ARRANGEMENTS.  Except as set forth in Section
2.13 of the Disclosure Schedule (with true and correct copies delivered to the Investors), the Company is not a party or subject to or bound by:

             (a) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

             (b) any contract, lease or agreement creating any obligation of the Company to pay to any third party $100,000 or more with respect to any single such contract or agreement;

             (c) any contract or agreement for the sale, license, lease or disposition of products in excess of $100,000;

             (d) any contract containing covenants directly or explicitly limiting the freedom of the Company to compete in any line of business or with any person or entity;

             (e) any license agreement (as licensor or licensee) material to the Company's business or projected business;

             (f) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $100,000;

             (g) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $100,000 or any pledge or security arrangement;

             (h) any material joint venture, partnership, manufacturing, development or supply agreement;

             (i) any endorsement or any other advertising, promotional or marketing agreement;

             (j) any employment contracts, or agreements with officers, key employees, directors or stockholders of the Company or persons or organizations related to or affiliated with any such persons;

             (k) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including without limitation any agreement with any stockholder of the Company which includes without limitation, anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

             (l) any pension, profit sharing, retirement or stock options plans;

             (m) any material royalty, dividend or similar arrangement based on the sales volume of the Company;

             (n)    any acquisition, merger or similar agreement;

             (o) any contract with a governmental body under which the Company may have an obligation for renegotiation;

             (p) any agreement with any stockholder of the Company or any affiliate of any such stockholder; or

             (q) any other contract not executed in the ordinary course of business.

     All of the Company's contracts and commitments are in full force and effect and neither the Company, nor, to the knowledge of the Company, any other party is in default thereunder (nor, to the knowledge of the Company, has any event occurred which with notice, lapse of time or both would constitute a default thereunder), except to the extent that any such default would not have a Material Adverse Effect, and the Company has not received notice of any alleged default under any such contract, agreement, understanding or commitment.

     2.14 INTELLECTUAL PROPERTY RIGHTS; EMPLOYEE RESTRICTIONS. Except as set forth in SCHEDULE 2.14:

             (a) The Company has exclusive ownership of, with the exclusive right to use, sell, license, dispose of, and bring actions for infringement of, all Intellectual Property Rights (as hereinafter defined) material to the conduct of its business as presently conducted, including without limitation all rights to the Company name "Invitrogen" and to the trademarks and product names listed on Schedule 2.14 hereof (the "Company Rights").

             (b) The business of the Company as presently conducted and the manufacturing and marketing of the products of the Company do not violate any agreements which the Company has with any third party or infringe any patent, trademark, copyright or trade secret or, to the best knowledge of the Company, any other Intellectual Property Rights of any third party.

             (c) No claim is pending or, to the best knowledge of the Company, threatened against the Company nor has the Company received any notice or claim from any person asserting that any of the Company's present or contemplated activities infringe or may infringe any Intellectual Property Rights of such person, and the Company is not aware of any infringement by any other person of any rights of the Company under any Intellectual Property Rights.

             (d) The Company has taken all commercially reasonable steps required to establish and preserve its ownership of all of the Company Rights; each current and former employee of the Company, and each of the Company's consultants and independent contractors involved in development of any of the Company Rights, has executed an agreement regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company, and, to the best knowledge of the Company, none of such employees, consultants or independent contractors is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions.

     As used herein, the term "Intellectual Property Rights" shall mean all intellectual property rights, including, without limitation, all of the registered rights set forth on Section 2.14 of the Disclosure Schedule and all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, including production technology and processes, all source and object code, algorithms, promotional materials, customer lists, supplier and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.
Section 2.14 of the Disclosure Schedule contains a list and brief description of all Intellectual Property Rights owned by or registered in the name of the Company or of which the Company is the licensor or a licensee of a material right or in which the Company has any material right and, in each case, a brief description of the nature of the right.

     2.15 LITIGATION. There is no litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or affecting any of its properties or assets or against any officer, director or key employee of the Company in his or her capacity as an officer, director or employee of the Company, which litigation, proceeding or investigation is reasonably likely to have a Material Adverse Effect, or which may call into question the validity or hinder the enforceability of this Agreement or any other agreements or transactions contemplated hereby; nor to the best knowledge of the Company has there occurred any event nor does there exist any condition on the basis of which any such litigation, proceeding or investigation might be properly instituted or commenced.

     2.16 EMPLOYEE BENEFIT PLANS. The Company does not maintain or contribute to any employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "Employee Benefit Plan") other than the Employee Benefit Plans identified and described in Section 2.16 of the Disclosure Schedule. The terms and operation of each Employee Benefit Plan comply in all material respects with all applicable laws and regulations relating to such Employee Benefit Plans. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program. The Company is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or, to the knowledge of the Company, any applicable labor relations law, and all Employee Benefit Plans are terminable at the discretion of the Company without liability to the Company upon or following such termination. The Company has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees. With respect to any Employee Benefit Plan, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law which could result, directly or indirectly, in any taxes, penalties or other liability to the Company. No litigation, arbitration or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of the Company, threatened with respect to any such Employee Benefit Plan.

     2.17 LABOR LAWS. The Company employs approximately 137 employees and generally enjoys good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it as of the date hereof or amounts required to be reimbursed to such employees. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or, to the best knowledge of the Company, threatened against or involving the Company.

     2.18 KEY EMPLOYEES. Except as set forth in Section 2.18 of the Disclosure Schedule, to the knowledge of the Company, no key employee of the Company has any plan or intention to terminate his employment with the Company and no supplier has any plan or intention to terminate or reduce its business with the Company or to materially and adversely modify its relationship with the Company.

     2.19 HAZARDOUS WASTE, ETC. No hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company and no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by the Company.

     2.20 BUSINESS; COMPLIANCE WITH LAWS. The Company has all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently or contemplated to be conducted, except for those which the failure of the Company to obtain would not have a Material Adverse Effect. The Company is currently and has heretofore been in compliance in all material respects with all federal, state, local and foreign laws and regulations, including without limitation all laws and regulations administered by or promulgated by the Federal Trade Commission and/or the Food and Drug Administration.

     2.21 INVESTMENT BANKING; BROKERAGE. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company or either of the Stockholders.

     2.22 INSURANCE. The Company has fire, casualty, product liability and business interruption and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its material properties which might be damaged or destroyed, and such types and amounts of other insurance with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by persons engaged in the same or similar business as the Company. There is no default or event which could give rise to a default under any such policy.

     2.23 TRANSACTIONS WITH AFFILIATES. There are no loans, leases, contracts or other transactions between the Company and any officer, director or five percent (5%) stockholder of the Company or any family member or affiliate of the foregoing persons and there have been no such transactions within the past five (5) years except as set forth in Section 2.23 of the Disclosure Schedule.

     2.24 CUSTOMERS AND DISTRIBUTORS. Section 2.24 of the Disclosure Schedule sets forth each representative and distributor of the Company at the date hereof (whether pursuant to a commission, royalty or other arrangement), and each customer, distributor and/or broker of the Company who accounted for more than 5% of the sales of the Company for the twelve (12) months ended December 31, 1996 (collectively, the "Customers, Distributors and Brokers").
The relationships of the Company with its Customers, Distributors, and Brokers are good commercial working relationships. No Customer, Distributor or Broker of the Company has canceled or otherwise terminated its relationship with the Company, or has during the last twelve months decreased materially its services, supplies or materials to the Company or its usage or purchases of the services or products of the Company. No Customer, Distributor or Broker has, to the best knowledge of the Company, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company or its usage, purchase or distribution of the services or products of the Company.

     2.25 DISCLOSURE. The representations and warranties made or contained in this Agreement, the schedules and exhibits hereto and the certificates and statements executed or delivered in connection herewith, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or other material not misleading in light of the circumstances in which they were made or delivered. There have been no events or transactions, or information which has come to the attention of the management of the Company, having a direct impact on the Company or its assets, liabilities, financial condition, business, results of operations or prospects which, in the reasonable judgment of such management, could be expected to have a Material Adverse Effect.

     2.26 QUALIFIED SMALL BUSINESS STOCK. As of the Closing, (i) the Company will be a domestic C Corporation, (ii) the Company will not have, during the one-year period preceding the Closing, made any purchases of its own stock (other than stock issued to employees pursuant to the Plans (as defined in Section 4.7 hereof) and in connection with termination of employment), (iii) the Company's (and any predecessor's) aggregate gross assets, as defined by Section 1202(d)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), at no time between the date of incorporation of the Company and through the Closing have exceeded or will exceed $50,000,000, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Section 1202(d)(3) of the Code, and (iv) the Company will be an eligible corporation, as defined by
Section 1202(e)(4) of the Code.

SECTION 2A.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

             (a) Each Investor represents to the Company that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto. Each Investor represents that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Each Investor represents to the Company that it is purchasing the Convertible Preferred Shares for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Such Investor acknowledges that its respective Convertible Preferred Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available.

             (b) Each Investor has full right, authority and power under its governing partnership agreement to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Investor pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and the execution, delivery and performance by such Investor of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action under such Investor's governing partnership agreement. This Agreement and each agreement, document and instrument executed and delivered by each Investor pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of each of the Investors enforceable in accordance with their respective terms. The execution, delivery and performance by each Investor of this Agreement and each such other agreement, document and instrument, and the performance of the transactions contemplated hereby and thereby do not and will not: (A) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which any Investor is a party or by which it or its assets are bound, or cause the creation of any encumbrance upon any of the assets of any Investor; (B) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to such Investor; (C) require from such Investor any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (D) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which any Investor is a party or by which such Investor is bound.

             (c) Each Investor represents that there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Investor.

SECTION 3.   CONDITIONS OF PURCHASE

     Each Investor's obligation to purchase and pay for the Convertible Preferred Shares to be purchased by it shall be subject to compliance by the Company and the Stockholders with their agreements herein contained and to the fulfillment to the Investors' satisfaction, or the waiver by the Investors, on or before and at the Closing Date of the following conditions:

     3.1 SATISFACTION OF CONDITIONS. The representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct on and as of the Closing Date; each of the conditions specified in this
Section 3 shall have been satisfied or waived in writing by the Investors; there shall have been no Material Adverse Change since the date hereof; and, on the Closing Date, certificates to such effect executed by the President and Chief Financial Officer of the Company shall have been delivered to the Investors.

     3.2 DIRECTOR ELECTION; INDEMNIFICATION. Kurt R. Jaggers, as the nominee of the Investors, shall have been elected as a director of the Company (together with any subsequent nominee of the Investors, the "Investors' Nominee") and the Company shall have entered into an Indemnification Agreement with the Investors' Nominee and the Investors in the form attached hereto as EXHIBIT E.

     3.3 OPINIONS OF COUNSEL. The Investors shall have received from Gray Cary Ware & Friedenrich an opinion dated as of the Closing Date substantially in the form attached hereto as EXHIBIT F-1 and an opinion of foreign counsel to the Company with respect to Invitrogen Holland, B.V. in the form attached hereto as EXHIBIT F-2.

     3.4 REINCORPORATION. The Company's predecessor, Invitrogen Corporation, a California corporation, shall have been reincorporated under the laws of Delaware pursuant to a Certificate of Incorporation in the form attached hereto as EXHIBIT B and otherwise on terms and conditions satisfactory to the Investors.

     3.5 AUTHORIZATION. The Board of Directors of the Company shall have duly adopted resolutions in the form reasonably satisfactory to the Investors and shall have taken all action necessary for the purpose of authorizing the Company to consummate the transactions contemplated hereby in accordance with the terms hereof and to cause the Certificate of Incorporation establishing the Convertible Preferred Shares in the form attached hereto as EXHIBIT B to become effective; and the Investors shall have received a certificate of the Secretary of the Company setting forth a copy of the resolution and the Certificate of Incorporation and By-laws of the Company and such other matters as may be reasonably requested by the Investors.

     3.6 INVESTORS' FEES. The Company shall have paid on behalf of the Investors all legal fees and related expenses incurred by the Investors in connection with the transactions contemplated by this Agreement in an amount not to exceed $20,000.

     3.7 NO VIOLATION OR INJUNCTION. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

     3.8 CONSENTS AND WAIVERS. The Company and the Stockholders shall have obtained all consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue and sell the Securities to be sold to the Investors hereunder, to redeem the shares of Common Stock as contemplated by the Repurchase Agreement and to carry out the transactions contemplated hereby and thereby and shall have delivered evidence thereof to the Investors. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

     3.9 REPURCHASE AGREEMENT. The Repurchase Agreement shall be executed by stockholders of the Company who agree in the aggregate to the redemption of 1,101,471 shares of their Common Stock on the Closing Date (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like).

     3.10 REPAYMENT OF COMPANY LOANS. From the proceeds of the redemptions of their Common Stock contemplated by the Repurchase Agreement, the Stockholders shall repay in full the Promissory Notes issued by the Stockholders to the Company in the aggregate amount of approximately $185,000.

     3.11 AGREEMENT OF SPOUSE. The Spouse of each of the Stockholders shall have executed an Agreement of Spouse in substantially the form attached hereto as EXHIBIT G.

SECTION 4.   COVENANTS

     The Company and, with respect to Section 4.9 hereof, Lyle C. Turner, agree for the benefit of the Investors that it and he shall comply with the following covenants, provided that the covenants set forth in Sections 4.1, 4.3 (except to the extent provided therein), 4.4 and 4.7 shall terminate as of the closing of the Company's first Qualified Public Offering, unless earlier terminated as may be agreed to in writing by two-thirds in interest of the Investors. A "Qualified Public Offering" shall have the meaning provided in the Certificate of Incorporation attached hereto as EXHIBIT B.

     4.1 FINANCIAL STATEMENTS AND BUDGETARY INFORMATION; INSPECTION. So long as the Investors hold at least 220,000 Convertible Preferred Shares or shares of Common Stock (subject to adjustments for stock splits, stock dividends and the like), the Investors shall have the rights, and the Company shall have the obligations, set forth in this Section 4.1. The Company will deliver to TA Associates, Inc. as representative of the Investors internally prepared unaudited monthly and quarterly financial statements and audited annual financial statements, as well as annual budgets and operating plans. The monthly and quarterly financial information will be provided within 30 days after the end of each month and quarter. The annual budget and operating plan will be presented at a Board of Directors' meeting at least one month prior to the end of the fiscal year of the Company preceding the year covered. An annual audit by an accounting firm of national recognition selected by the Board of Directors will be provided within 90 days after each fiscal year-end of the Company.

     The Company will, upon reasonable prior notice to the Company and for corporate purposes, permit authorized representatives of TA Associates, Inc. as representative of the Investors to visit and inspect any of the properties of the Company, including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with its officers, administrative employees and independent accountants, all at such reasonable times and as often as may be reasonably requested.

     4.2 INDEMNIFICATION; INSURANCE. For so long as any of the Securities remains outstanding, the Certificate of Incorporation or By-laws of the Company will at all times during which any nominee of any of the Investors serves as director of the Company provide for indemnification of the directors and limitations on the liability of the directors to the fullest extent permitted under applicable state law. Prior to any initial public offering, the Company will purchase a directors and officers insurance policy on terms reasonably acceptable to the Investors' Nominee (who shall be a third party beneficiary of this Agreement) covering directors and officers of the Company in the amount of at least $3 million, covering, among other things, violations of federal or state securities laws.

     4.3 BOARD OF DIRECTORS. The Board of Directors of the Company shall consist of no more than seven (7) members including the Investors' Nominee. The Company shall cause meetings of its Board of Directors to be held at least four
(4) times each year at intervals of not more than four (4) months and shall pay all reasonable out-of-pocket expenses incurred by the Investors' Nominee in connection with attending meetings or other functions of the Company's Board of Directors or any committees thereof and shall pay the Investor's Nominee fees in an amount equal to any fees that are paid to the other non-management directors of the Company; provided, however, that prior to the Company's initial public offering the Company shall not be obligated to issue options or related awards to the Investor's Nominee that it issues to the other non-management directors of the Company, but upon the closing of such offering the Investor's Nominee shall, for purposes of compensation, be considered a new member of the Board of Directors and receive compensation (including options and related awards) consistent with the Company's policies for new non-management directors of the Company and thereafter shall be compensated in the same manner as each of the other non-management directors of the Company. Compensation (including option and related awards) for members of management will be determined by a Compensation Committee of the Board of Directors comprised of one member of management who is also a director, the Investors' Nominee and one independent director (the "Compensation Committee").

     4.4 RESTRICTIVE COVENANTS. The Company will not, without the consent of two thirds-in-interest of the Investors:

             (a) sell, lease or otherwise dispose of (whether in one transaction or a series of related transactions) all or substantially all of its assets or business, except in a transaction constituting a "Qualified Extraordinary Transaction" (as such term is defined in the Certificate of Incorporation in the form attached as EXHIBIT B),

             (b) merge with or into or consolidate with another entity or enter into or engage in any other transaction or series of related transactions, in any such case in connection with or as a result of which the Company is not the surviving entity or the owners of the Company's outstanding equity securities prior to the transaction or series of related transactions do not own at least a majority of the outstanding equity securities of the surviving, resulting or consolidated entity, except in any such case in a transaction constituting a Qualified Extraordinary Transaction,

             (c)    dissolve, liquidate or wind up its operations,

             (d) directly or indirectly redeem, purchase, or otherwise acquire for consideration any shares of its Common Stock or any other class of its capital stock except (i) for redemption of Convertible Preferred Shares or Redeemable Preferred Stock pursuant to and as provided in the Certificate of Incorporation, (ii) as contemplated by Sections 1.2 and 4.5, or (iii) repurchase of shares of Common Stock from employees and consultants pursuant to the agreements described in Schedule 4.4 hereto,

             (e) propose or adopt any amendment to Article IV of its Certificate of Incorporation, or any other amendment to its Certificate of Incorporation or By-Laws that eliminates, amends or restricts or otherwise adversely affects the rights and preferences of the Convertible Preferred Stock or the Redeemable Preferred Stock, or increase the authorized shares of Convertible Preferred Stock or Redeemable Preferred Stock,

             (f) declare or make dividend payments on any shares of its Common Stock or any other class of its capital stock,

             (g) create, or obligate itself to create, any class or series of shares having preference over or being on a parity with the Convertible Preferred Stock or the Redeemable Preferred Stock,

             (h) increase the size of the Board of Directors to more than seven (7) members,

             (i) enter into any agreement or arrangement or take any other action that eliminates, amends, restricts or otherwise adversely affects the rights of the Investors hereunder or as holders of Securities of the relevant class or its ability to perform its obligations hereunder; without limitation of the foregoing, the Company shall take all commercially reasonable action necessary or appropriate to remove promptly any impediment to the redemption of the Securities as contemplated by the Certificate of Incorporation, or

             (j) except as provided in the Company's 1997 Management Bonus Plan described in Section 2.16 of the Disclosure Schedule, pay any bonuses to the Company's executive officers or unless any such bonus shall have been unanimously approved by the Compensation Committee.

     4.5 REPURCHASE; USE OF PROCEEDS. Immediately upon the sale of the Convertible Preferred Shares, the Company shall complete the repurchase of 1,101,471 shares of Common Stock from the stockholders of the Company for aggregate cash payments of $7.5 million pursuant to this Agreement, in each case on terms reasonably satisfactory to the Investors and in accordance with EXHIBIT C hereto. The Company shall use the remaining net proceeds from the sale of the Convertible Preferred Stock for working capital purposes.

     4.6 KEY PERSON INSURANCE. Within 120 days after the date hereof, the Company will purchase and maintain "key person" term life insurance policies of $1 million each on the lives of Lyle C. Turner and Joseph Fernandez, with the Company named as beneficiary. The Company hereby agrees that such policy shall not be assigned, borrowed against or pledged.

     4.7 STOCK AWARDS. Except for (i) the issuance of option and stock awards with respect to up to an aggregate 609,685 shares of Common Stock pursuant to the 1997 Stock Option Plan as in effect as of the date hereof, (ii) the reissuance under the 1997 Stock Option Plan of 1,218,000 canceled, terminated or expired options which were originally granted under the 1995 Stock Option Plan and the issuance of stock upon the exercise of such options, and
(iii) the reissuance under the 1997 Stock Option Plan, upon cancellation, termination or expiration, of up to 1,907,794 options that were originally granted under the 1995 Stock Option Plan and which are currently outstanding and the issuance of stock upon the exercise of such options, the Company will not grant or award options, stock or other equity-based or quasi-equity rights (collectively, "Equity") to officers, employees, advisers, consultants, directors or the ESOP without the consent of the Investors' Nominee, and the Company will in no event grant Equity to either of the Stockholders without the consent of the Investors' Nominee. The Plans and grant awards thereunder may not be amended, revised or waived after the date hereof without the consent of the Investors' Nominee. In no event shall additional option or stock awards be made under the 1995 Stock Option Plan.

     4.8 ASSIGNMENT. Each Investor shall have the right to assign its rights under this Section 4 in connection with any transaction or series of related transactions involving the Transfer (as defined in Section 5.1) to one or more transferees of at least 220,000 shares of capital stock of the Company (subject to adjustments for stock splits, stock dividends and the like and aggregating all contemporaneous Transfers by two or more Investors), or to any fund managed by or associated with TA Associates, Inc. ("TA Funds"). Upon any such Transfer such transferee or TA Fund thereupon shall be deemed an "Investor" for purposes of this Section 4.

     4.9 TERMINATION OF AIRPLANE ARRANGEMENT. Lyle C. Turner shall, within thirty days of the Closing Date, cause Turner Management Corporation ("Turner Management") to repay in full all outstanding indebtedness with respect to the 1995 Piper Malibu Mirage N711BQ referenced in the Terms for Airplane Lease dated May 21, 1997 between Turner Management and the Company (the "Airplane Lease") and shall cause the Company to be released from any and all guarantees with respect to such indebtedness. The Company shall exercise its right under the Airplane Lease to terminate the Airplane Lease upon the Company's first firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

SECTION 5.   TRANSFER RESTRICTIONS

     The following provisions of this Section 5 (other than the provision set forth in the first sentence of Section 5.1 (a)) shall terminate immediately prior to a Qualified Public Offering and shall not apply with respect to any Qualified Public Offering.

     5.1     GENERAL RESTRICTION.

             (a) The Company and the Stockholders hereby agree that all rights and obligations of the Company and such Stockholders under the Agreement Among the Shareholders of Invitrogen Corporation and the Corporation, dated October 1, 1989, shall terminate as of the date hereof and shall be of no further force or effect. Each Stockholder agrees that neither he nor any of his permitted transferees as contemplated below will directly or indirectly offer, transfer, donate, sell, assign, pledge, hypothecate or otherwise dispose of (any such action a "Transfer") all or any portion of the shares of capital stock of the Company now owned or hereafter acquired by him or them, except (i) to permitted transferees as permitted by Section 5.1(b) and (ii) in bona fide sales to third parties for value following compliance with Section 5.

             (b)    Permitted Transfers by a Stockholder shall include Transfers
(i) to the Stockholder's spouse or children (including adopted children), to a trust of which he is the settlor or a trustee for the benefit of his spouse or children (including adopted children) or to charitable institutions, (ii) Transfers upon a Stockholder's death to his heirs, executors or administrators or to a trust under his or her will or to his or her guardian or conservator, and (iii) Transfers aggregating less than ten percent (10%) of the Common Stock held by such Stockholder; PROVIDED that in any such case the transferee shall have entered into an enforceable written agreement providing that all shares so Transferred shall continue to be subject to all provisions of this Agreement as if such shares were still held by the Stockholder, and provided further that such permitted transferee shall not be permitted to make any further Transfers without complying with the provisions of this Section 5. Anything to the contrary in this Agreement notwithstanding, Transfers under this Section 5.1(b) shall not be subject to Section 5.2 or 5.3 and transferees permitted by this
Section 5.1(b) shall take any shares so Transferred subject to all obligations under this Agreement as if such shares were still held by the Stockholder whether or not they so expressly agree.

     5.2 RIGHT OF FIRST REFUSAL. If at any time on or after the date hereof a Stockholder (including for all purposes of this Section 5.2, any permitted transferee of his shares pursuant to Section 5.1(b)) receives a bona fide offer to purchase any or all of his shares (the "Offer") from an unaffiliated third party (the "Offeror") which such Stockholder wishes to accept, the Stockholder may Transfer such shares pursuant to and in accordance with the following provisions of this Section 5.2:

             (a) Such Stockholder shall cause the Offer to be reduced to writing and shall notify the Company, the Investors and the other Stockholder in writing of his desire to accept the Offer and otherwise comply with the provisions of this Section 5. The Stockholder's notice shall constitute an irrevocable offer to sell such shares to the Company, the Investors and the other Stockholder, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Offer. The notice shall be accompanied by a true copy of the Offer (which shall identify the Offeror).

             (b) The Company shall have the right to offer to purchase all, but not less than all of the shares covered by the Offer. To exercise such right, the Company shall, within ten (10) days of receipt of such written notice (the "Company Notice Period"), communicate in writing such election to the transferring Stockholder (with copies to the Investors). Such written election to purchase shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of all of the shares covered by the Offer.

             (c) In the event the Company does not exercise its right pursuant to Section 5.2(b), the transferring Stockholder shall notify the Investors in writing of such fact (the "Investor Notice"). At any time within 20 days after receipt by the Investors of the Investor Notice (the "Investor Notice Period"), one or more of the Investors holding at least ten percent (10%) of the Securities and the other Stockholder may, subject to the terms hereof, choose to accept the Offer with respect to all of the shares covered thereby by giving written notice to the Stockholder proposing to sell to such effect; provided that if two or more of the Investors and/or the other Stockholder choose, in the aggregate, to accept such Offer with respect to an aggregate number of shares which exceeds the number of shares subject to such Offer and available for purchase, the number of shares for which the Offer may be accepted by each such Investor and Stockholder shall, in each case, be reduced by the smallest number of shares as shall be necessary to reduce the aggregate number of shares for which the Offer may be accepted by the electing Investors and Stockholder as contemplated herein to the number of shares for which the Offer was made and which are available for purchase by them; provided further, that the number of shares for which any Investor or Stockholder may accept such Offer as contemplated herein shall in no event be reduced to less than the number of shares which bears the same proportion to the total number of shares which are available for purchase as the number of shares of Common Stock then held by such Investor or Stockholder (on an as converted basis as contemplated by the Certificate of Incorporation) bears to the total number of shares of Common Stock then held by all Investors and Stockholders (on an as converted basis as contemplated by the Certificate of Incorporation) accepting such Offer.

             (d) If shares covered by any Offer are purchased pursuant to Sections 5.2(b) or (c) , such purchase shall be (i) at the same price and on the same terms and conditions as the Offer if the Offer is for cash and/or notes or
(ii) if the Offer includes any consideration other than cash and notes, then at the equivalent all cash price for such other consideration. The closing of the purchase of the shares subject to an Offer pursuant to this Section 5.2 shall take place within 15 days after the expiration of the Company Notice Period or Investor Notice Period, as applicable, or upon satisfaction of any governmental approval requirements, if later, by delivery by the respective purchasers of the purchase price for shares being purchased as provided above to the selling Stockholder against delivery of the certificates representing the shares so purchased, appropriately endorsed for Transfer by such Stockholder.

     5.3     RIGHT OF CO-SALE.

             (a) In the event either Stockholder (including for all purposes of this Section 5.3 any permitted transferees of a Stockholder as contemplated by Section 5.1(b)) proposes to sell any shares or receives an Offer and any of such shares are not purchased pursuant to Section 5.2, such Stockholder (a "Transferring Stockholder") may Transfer the shares subject thereto only following compliance with this Section 5.3 and Section 5.4 below. In such event, immediately following the last day of the Notice Period, the Transferring Stockholder shall give an additional notice of the proposed sale to the Investors and other Stockholder, once again enclosing a copy of the Offer, if applicable, which shall identify the Offeror and the number of shares proposed to be sold (the "Co-Sale Notice"). Upon the election of an Investor or Investors holding at least ten percent (10%) of the Securities or such other Stockholder, each of the Investors and such other Stockholder shall have the right, exercisable upon written notice to the Transferring Stockholder and any such permitted transferee within 20 days after delivery to it of the Co-Sale Notice (the "Co-Sale Notice Period"), to participate in the sale on the terms and conditions stated in the Co-Sale Notice, except that any Investor who holds Convertible Preferred Shares shall be permitted to sell to the relevant purchaser shares of Common Stock acquired upon conversion thereof or, at its election, either (i) an option to acquire such Common Stock when it receives the same upon such conversion at the election of such Investor or as otherwise provided in the Company's Certificate of Incorporation with the same effect as if Common Stock were being conveyed, or (ii) shares of Convertible Preferred Stock provided the acquiror pays the full liquidation preference of the shares being sold plus the relevant price per share for the underlying Common Stock. Each of the Investors and such other Stockholder shall have the right to sell all or any portion of its or his shares on the terms and conditions in the Co-Sale Notice (subject to the foregoing), with the maximum number of shares equal to the product obtained by multiplying the number of shares proposed to be sold by the relevant Transferring Stockholder and any of his permitted transferees as described in the Co-Sale Notice by a fraction, the numerator of which is the number of shares of Common Stock owned by such Investor or other Stockholder on the date of the Co-Sale Notice on an as converted basis, and the denominator of which is the sum of the number of shares of Common Stock owned by the Stockholders and their permitted transferees and the number of shares of Common Stock owned by all of the Investors (including all assignees of the Investors) as of the date of the Co-Sale Notice on an as converted basis. To the extent one or more Investors elect not to sell the full amount of shares which they are entitled to sell pursuant to this Section 5.3(a), the other participating Investors' rights to sell shares shall be increased proportionately to their relative holdings of Securities, such that the Investors shall have the right to sell the full number of shares allocable to them in any transaction subject to this Section 5.3(a) even if some Investors elect not to participate. Within five days after the expiration of the Co-Sale Notice Period, the Transferring Stockholder shall notify each participating Investor and Stockholder of the number of shares held by such Investor or Stockholder that will be included in the sale and the date on which the sale will be consummated, which shall be no later than the later of
(i) 30 days after the delivery of the Co-Sale Notice and (ii) the satisfaction of all governmental approval requirements, if any. Each of the Investors and Stockholders may effect its participation in any sale hereunder by delivery to the purchaser, or to the Transferring Stockholder for transfer to the purchaser, of one or more instruments, certificates and/or option agreements, properly endorsed for transfer, representing the shares it elects to sell therein, provided that no Investor or Stockholder shall be required to make any representations or warranties or to provide any indemnities in connection therewith other than with respect to title to the stock being conveyed. At the time of consummation of the sale, the purchaser shall remit directly to each Investor and Stockholder that portion of the sale proceeds to which each such Investor or Stockholder is entitled by reason of its participation therein. No shares may be purchased by a purchaser from the Transferring Stockholder or any of his permitted transferees unless the purchaser simultaneously purchases from the Investors and other Stockholder all of the shares that they have elected to sell pursuant to this Section 5.3(a).

             (b) Any shares held by a Transferring Stockholder or any of his permitted transferees that the Transferring Stockholder or transferee desires to sell following compliance with Section 5.3(a) may be sold to the purchaser only during the 90-day period after the expiration of the Co-Sale Notice Period and only on terms no more favorable to the Transferring Stockholder and such transferees than those contained in the Co-Sale Notice. Promptly after such sale, such Transferring Stockholder shall notify the Investors and other Stockholder of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Investors and other Stockholder. So long as the purchaser is neither a party, nor an affiliate or relative of a party, to this Agreement, such purchaser shall take the shares so Transferred free and clear of any further restrictions of this Section 5. If, at the end of such 90-day period, such Transferring Stockholder and any of his transferees have not completed the sale of such shares as aforesaid, all the restrictions on Transfer contained in this Section 5 shall again be in effect with respect to such shares.

     5.4 ASSIGNMENT. If both Stockholders (and their permitted transferees, if any) propose concurrent Transfers which are subject to Section 5.2 or Section 5.3, then the provisions of Sections 5.2 and Section 5.3 shall apply to each such proposed Transfer independently. Each Investor and Stockholder shall have the right to assign its rights under this Section 5 in connection with any transaction or series of related transactions involving the Transfer to one or more transferees of at least 220,000 shares of capital stock of the Company (subject to adjustments for stock splits, stock dividends and the like and aggregating all contemporaneous Transfers by two or more Investors), or to any TA Funds or permitted transferees of a Stockholder. Upon any such Transfer such transferee or TA Fund thereupon shall be deemed an "Investor" or "Stockholder," as the case may be, for purposes of this Section 5.

SECTION 6.   RIGHTS TO PURCHASE

     Notwithstanding anything herein to the contrary, the following provisions of this Section 6 shall terminate immediately prior to the closing of a Qualified Public Offering and shall not apply with respect to any Qualified Public Offering.

     6.1 RIGHT TO PARTICIPATE IN CERTAIN SALES OF ADDITIONAL SECURITIES. The Company agrees that it will not sell or issue any shares of capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights carrying any rights to purchase capital stock of the Company unless the Company first submits a written offer to the Investors and the Stockholders (including for all purposes of this Section 6 each permitted transferee of a Stockholder pursuant to Section 5.1(b)) identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Investor and Stockholder the opportunity to purchase its Pro Rata Share (as hereinafter defined) of the securities (subject to increase for over-allotment if some Investors or Stockholders do not fully exercise their rights) on terms and conditions, including price, not less favorable to the Investors and Stockholders than those on which the Company proposes to sell such securities to a third party or parties. Each Investor's or Stockholder's "Pro Rata Share" of such securities shall be based on the ratio which the shares of Common Stock held by he or it bears to all the issued and outstanding shares of Common Stock calculated on a fully-diluted basis giving effect to the conversion of convertible securities as of the date of such written offer. The Company's offer to the Investors and Stockholders shall remain open and irrevocable for a period of 30 days, and Investors and Stockholders who elect to purchase shall have the first right to take up and purchase any shares or other securities which other Investors or Stockholders do not elect to purchase, based on the relative holdings of the electing purchasers. Any securities so offered which are not purchased pursuant to such offer may be sold by the Company but only on the terms and conditions set forth in the initial offer to the Investors and Stockholders, at any time within 90 days following the termination of the above-referenced 30-day period but may not be sold to any other person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 90-day period without renewed compliance with this Section 6.1.

     Notwithstanding the foregoing, the Company may (i) issue options and shares of its Common Stock to its officers, employees, advisors, consultants, directors and the ESOP with respect to up to an aggregate 609,685 shares pursuant to the 1997 Stock Option Plan as in effect as of the date hereof, (ii) reissue to its officers and employees under the 1997 Stock Option Plan 1,218,000 canceled, terminated or expired options which were originally granted under the 1995 Stock Option Plan and issue stock upon the exercise of such options, (iii) reissue to its officers and employees under the 1997 Stock Option Plan, upon cancellation, termination or expiration, up to 1,907,794 options that were originally granted under the 1995 Stock Option Plan which are currently outstanding and issue stock upon the exercise of such options and (iv) issue Conversion Shares upon the conversion of the Convertible Preferred Shares, and this Section 6 shall not apply with respect to such issuances.

     6.2 ASSIGNMENT OF RIGHTS. Each Investor or Stockholder may assign its rights under this Section 6 in connection with any transaction or series of related transactions involving the transfer to one or more transferees of at least 220,000 shares of capital stock of the Company (subject to adjustments for stock splits, stock dividends and the like and aggregating all contemporaneous transfers by Investors), or to any TA Fund or permitted transferee of a Stockholder. Upon any such transfer such transferee or TA Fund shall be deemed an "Investor" or "Stockholder," as the case may be, for purposes of Sections 6.1 and 6.2 with the rights set forth in such Sections.

SECTION 7.   REGISTRATION RIGHTS

     7.1 OPTIONAL REGISTRATIONS. If at any time or times after the date hereof, the Company shall seek to register any shares of its capital stock or securities convertible into capital stock under the Securities Act (whether in connection with a public offering of securities by the Company (a "primary offering"), a public offering of securities by stockholders of the Company (a "secondary offering"), or both), the Company will promptly give written notice thereof to each Investor and Stockholder (including any permitted transferee thereof) (the "Holders," subject to Section 7.7) holding Registrable Securities as hereinafter defined in Section 7.3 below. If within 20 days after their receipt of such notice one or more Holders request the inclusion of some or all of the Registrable Securities owned by them in such registration, the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which such Holders may request in a writing delivered to the Company within 20 days after their receipt of the notice given by the Company. In the case of the registration of shares of capital stock by the Company in connection with any underwritten public offering, if the underwriter(s) determines that marketing factors require a limitation on the number of Registrable Securities to be offered, the Company shall not be required to register Registrable Securities of the Holders in excess of the amount, if any, of shares of the capital stock which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in excess of any amount to be registered for the Company; provided, however, that the number of shares of Registrable Securities of the Holders included in any such offering subsequent to the Company's first Qualified Public Offering shall in no event be less than thirty percent (30%) of the aggregate number of shares of capital stock to be registered, unless the aggregate number of shares of Registrable Securities the Holders requested in writing to be in such offering is less than thirty percent (30%) of the aggregate number of shares of capital stock to be registered. If any limitation of the number of shares of Registrable Securities to be registered by the Holders is required pursuant to this Section 7.1, the number of shares that may be included in the registration on behalf of the Holders shall be allocated among the Holders or the holders of any other registration rights in proportion, as nearly as practicable, to the respective holdings of Registrable Securities of all Holders requesting registration. The provisions of this Section will not apply to a registration effected solely to implement (i) an employee benefit plan, or (ii) a transaction to which Rule 145 or any other similar rule of the Securities and Exchange Commission (the "SEC"or the "Commission") under the Securities Act is applicable.

     7.2     REQUIRED REGISTRATIONS.

             (a) DEMAND REGISTRATION. On one or more occasions at any time after the earlier of June 16, 1999 or the effective date of the Company's first registration statement under the Securities Act, an Investor or Investors holding at least 50% of the Registrable Securities held by the Investors may request that the Company register under the Securities Act all or a portion of the Registrable Securities held by such requesting Investors.

             (b) FORM S-3. After the first public offering of its securities registered under the Securities Act, the Company shall use its best efforts to qualify and remain qualified to register securities on Form S-3 (or any successor form) under the Securities Act. Any Investor or Investors shall have the right to request any number of registrations on Form S-3 (or any successor form) for the Registrable Securities held by such requesting Investor, including registrations for the sale of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Such requests shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended method of disposition of such shares by such Investor or Investors.

             (c)    REGISTRATION REQUIREMENTS.  Following a request pursuant to
Section 7.2(a) or (b) above, the Company will notify all of the Holders who would be entitled to notice of a proposed registration under Section 7.1 above and any other holder of piggyback registration rights of its receipt of such notification from such Investor or Investors. Upon the written request of any such Holder or other holder of the Company's securities delivered to the Company within 20 days after receipt from the Company of such notification, the Company will either (i) elect to make a primary offering, in which case the rights of such Holders shall be as set forth in Section 7.1 above (in which case the registration shall not count as one of the Investors' permitted demand registrations hereunder), or (ii) use its best efforts to cause such of the Registrable Securities as may be requested by any Holders and any other holders of piggyback registration rights to be registered under the Securities Act in accordance with the terms of this Section 7.2; provided, however, that the number of shares of Registrable Securities of the Holders included in any such offering shall in no event be less than thirty percent (30%) of the aggregate number of shares of capital stock to be registered, unless the aggregate number of shares of Registrable Securities the Holders requested in writing to be in such offering is less than thirty percent (30%) of the aggregate number of shares of capital stock to be registered.

             (d) LIMITATIONS ON REGISTRATION OBLIGATIONS. The Company will not be obligated pursuant to this Section 7.2 to effect more than two (2) registration statements pursuant to Section 7.2(a), but shall be obligated to file an unlimited number of registration statements on Form S-3. The Company shall not be obligated to effect any registration on Form S-3 pursuant to
Section 7.2(a) if:   (i) Form S-3 is not available for such offering by the
holders (in which case the Company shall be obligated to effect such registration on either Form S-1 or S-2 and such registration shall not be counted as a registration pursuant to Section 7.2(a) hereof for purposes of the limitations set forth in the first sentence of this Section 7.2(d)), (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000 or (iii) if the Company has, within the four (4) month period preceding the date of such request, already effected one (1) registration of its securities either pursuant to Section 7.2(a) or pursuant to which the Holders had rights (which they exercised) to include their shares in such registration pursuant to Section 7.1.

             (e) POSTPONEMENT. The Company may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed 90 days in the aggregate during any seven-month period, if the Company has been advised by legal counsel that such filing would require a special audit or the disclosure of a material impending transaction or other matter or the Company's Board of Directors determines reasonably and in good faith that such disclosure would have a Material Adverse Effect. The Company shall not be required to cause a registration statement requested pursuant to this Section
7.2 to become effective prior to 90 days following the effective date of a registration statement initiated by the Company, if the request for registration has been received by the Company subsequent to the giving of written notice by the Company, made in good faith, to the Investors that the Company is commencing to prepare a Company-initiated registration statement (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the SEC under the Securities Act is applicable); provided, however, that the Company shall use its best efforts to achieve such effectiveness promptly.

             (f) SUSPENSION. In the case of a registration for the sale of Registrable Securities, upon receipt of any notice (a "Suspension Notice") from the Company of the happening of any event which makes any statement made in the registration statement or related prospectus untrue or which requires the making of any changes in such registration statement or prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, each holder of Registrable Securities registered under such registration statement shall forthwith discontinue disposition of such Registrable Securities pursuant to such registration statement until such holder's receipt of the copies of the supplemented or amended prospectus or until it is advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus; PROVIDED, HOWEVER, that the Company shall not give a Suspension Notice until after the registration statement has been declared effective and shall not give more than one Suspension Notice to the Holders in respect to all Registrable Securities and pursuant to this Section 7 during any period of twelve (12) consecutive months and in no event shall the period from the date on which any Holder receives a Suspension Notice to the date on which any Holder receives either the Advice or copies of the supplemented or amended prospectus (the "Suspension Period") exceed 90 days. In the event that the Company shall give any Suspension Notice, the Company shall use its best efforts and take such actions as are reasonably necessary to render the Advice and end the Suspension Period as promptly as practicable.

     7.3 REGISTRABLE SECURITIES. For the purposes of this Section 7, the term "Registrable Securities" shall mean any shares of Common Stock held by a Holder or subject to acquisition by a Holder upon conversion of Convertible Preferred Shares, as applicable, including any shares issued by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; PROVIDED, HOWEVER, that if an Investor owns Convertible Preferred Shares, the Investor may exercise its registration rights hereunder by converting the shares to be sold publicly into Common Stock as of the closing of the relevant offering and shall not be required to cause such Convertible Preferred Shares to be converted to Common Stock until and unless such Closing occurs, it being understood that the Company shall at the request of the relevant Investor effect the reconversion of Common Stock and any Redeemable Preferred Stock to Convertible Preferred Stock if such a conversion occurs notwithstanding the foregoing and a public offering does not close; and PROVIDED, FURTHER, that any Common Stock that is sold in a registered sale pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 thereunder, or that may be sold without restriction as to volume or otherwise pursuant to Rule 144 under the Securities Act (as confirmed by an unqualified opinion of counsel to the Company), shall not be deemed Registrable Securities.

     7.4 FURTHER OBLIGATIONS OF THE COMPANY. Whenever the Company is required hereunder to register any Registrable Securities, it agrees that it shall also do the following:

             (a) Pay all expenses of such registrations and offerings (exclusive of underwriting discounts and commissions) and the reasonable fees and expenses of not more than one independent counsel for the Holders satisfactory to the Investors in connection with any registrations pursuant to
Section 7.1, up to one registration on Form S-1 or S-2 designated by the Investors and up to three registrations on Form S-3 designated by the Investors, provided that the Investors shall pay all such expenses in connection with any other demand registrations. Notwithstanding the foregoing, the Company shall not be required to pay for expenses of any registration proceeding begun pursuant to Section 7.2, the request for which has been subsequently withdrawn by the initiating Holders, in which case, such expenses shall be borne by the Holders requesting such withdrawal and such registration shall not be counted as a registration pursuant to Section 7.2(a) hereof for purposes of the limitations set forth in the first sentence of Section 7.2(d) hereof. The preceding sentence shall not apply, and the Company shall bear the expenses of such registration if, at the time of such withdrawal, (i) the Holder has learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holder at the time of its request, and (ii) the Company knew or had reason to know of the likelihood of such Material Adverse Change at the time of its request and did not inform the Holder thereof;

             (b) Use its best efforts (with due regard to management of the ongoing business of the Company and the allocation of managerial resources) diligently to prepare and file with the SEC a registration statement and such amendments and supplements to said registration statement and the prospectus used in connection therewith as may be necessary to keep said registration statement effective for at least 180 days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs, and to comply with the provisions of the Securities Act with respect to the sale of securities covered by said registration statement for the period necessary to complete the proposed public offering;

             (c) Furnish to each selling Holder such copies of each preliminary and final prospectus and such other documents as such Holder may reasonably request to facilitate the public offering of its Registrable Securities;

             (d) Enter into any reasonable underwriting agreement required by the proposed underwriter (which underwriter shall be selected by the selling Investors in connection with any registration requested pursuant to Section 7.2), if any, in such form and containing such terms as are customary; PROVIDED, HOWEVER, that no Holder shall be required to make any representations or warranties other than with respect to its title to the Registrable Securities and any written information provided by the Holder to the Company, and if the underwriter requires that representations or warranties be made and that indemnification be provided, the Company shall make all such representations and warranties and provide all such indemnities, including, without limitation, in respect of the Company's business, operations and financial information and the disclosures relating thereto in the prospectus;

             (e) Use its best efforts (with due regard to management of the ongoing business of the Company and the allocation of managerial resources) to register or qualify the securities covered by said registration statement under the securities or "blue sky" laws of such jurisdictions as any selling Holder may reasonably request, provided that the Company shall not be required to register or qualify the securities in any jurisdictions which require it to qualify to do business therein;

             (f) Immediately notify each selling Holder, at any time when a prospectus relating to his Registrable Securities is required to be delivered under the Securities Act, of the happening of any event as a result of which such prospectus contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading, and, subject to Section 7.2(f) hereof, at the request of any such selling Holder, prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

             (g) Cause all such Registrable Securities to be listed on each securities exchange or quotation system on which similar securities issued by the Company are then listed or quoted;

             (h) Otherwise use its best efforts to comply with the securities laws of the United States and other applicable jurisdictions and all applicable rules and regulations of the SEC and comparable governmental agencies in other applicable jurisdictions and make generally available to its holders, in each case as soon as practicable, but not later than 45 days after the close of the period covered thereby, an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act;

             (i) Obtain and furnish to each selling Holder, immediately prior to the effectiveness of the registration statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), a cold comfort letter from the

Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the Holders of a majority of the Registrable Securities being sold may reasonably request; and

             (j) Otherwise cooperate with the underwriter or underwriters, the Commission and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any Registrable Securities under this Section 7.

     7.5     INDEMNIFICATION; CONTRIBUTION.

             (a)    Incident to any registration statement referred to in this
Section 7, the Company will indemnify and hold harmless each underwriter, each Holder who offers or sells any such Registrable Securities in connection with such registration statement (including its partners (including partners of partners and stockholders of any such partners), and directors, officers, employees and agents of any of them (a "Selling Holder"), and each person who controls any of them within the meaning of Section 15 of the Securities Act or
Section 20 of the Securities Exchange Act of 1934 (the "Exchange Act") (a "Controlling Person")), from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (including any related preliminary or definitive prospectus, or any amendment or supplement to such registration statement or prospectus), (ii) any omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading, or (iii) any violation by the Company of the Securities Act, any state securities or "blue sky" laws or any rule or regulation thereunder in connection with such registration; PROVIDED, HOWEVER, that the Company will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on an untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished in writing to the Company by such underwriter, Selling Holder or Controlling Person expressly for use in such registration statement. With respect to such untrue statement or omission or alleged untrue statement or omission in the information furnished in writing to the Company by such Selling Holder expressly for use in such registration statement, such Selling Holder will indemnify and hold harmless each underwriter, the Company (including its directors, officers, employees and agents), each other Holder (including its partners (including partners of partners and stockholders of such partners) and directors, officers, employees and agents of any of them, and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise to the same extent provided in the immediately preceding sentence. The Company shall not be obligated hereunder to indemnify any Holder for any amount paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld). In no event, however, shall the liability of a Selling Holder for indemnification under this Section 7.5(a) exceed the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Selling Holder or (ii) the proceeds received by such Selling Holder from its sale of Registrable Securities under such registration statement.

             (b) If the indemnification provided for in Section 7.5(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party under this Section 7.5, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the other Selling Holders and the underwriters from the offering of the Registrable Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the other Selling Holders and the underwriters in connection with the statements or omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, the Selling Holders and the underwriters shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Selling Holders and the underwriting discount received by the underwriters, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the Registrable Securities. The relative fault of the Company, the Selling Holders and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Holders or the underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

             The Company, the Selling Holders, and the underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7.5(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In no event, however, shall a Selling Holder be required to contribute any amount under this Section 7.5(b) in excess of the lesser of (i) that proportion of the total of such losses, claims, damages or liabilities indemnified against equal to the proportion of the total Registrable Securities sold under such registration statement which are being sold by such Selling Holder or (ii) the proceeds received by such Selling Holder from its sale of Registrable Securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section

11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

             (c) The amount paid by an indemnifying party or payable to an indemnified party as a result of the losses, claims, damages and liabilities referred to in this Section 7.5 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, payable as the same are incurred. The indemnification and contribution provided for in this Section 7.5 will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified parties or any officer, director, employee, agent or controlling person of the indemnified parties.

             (d) NOTICE; DEFENSE OF CLAIMS. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations set forth in this Section 7.5 would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that (a) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (b) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; PROVIDED, HOWEVER, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided its obligation to indemnify the indemnifying party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; PROVIDED, HOWEVER, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

             (e) PROSPECTUS DELIVERY. The foregoing indemnity agreements of the Company and Selling Holders are subject to the condition that, insofar as they relate to any misstatement or omission in a preliminary prospectus that was eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

     7.6 RULE 144 AND RULE 144A REQUIREMENTS. In the event that the Company becomes subject to Section 13 or Section 15(d) of the Exchange Act, the Company shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor or similar exemptive rules hereafter in effect). The Company shall furnish to any Holder, within 15 days of a written request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144 or Rule 144A or such successor rules.

     7.7 TRANSFER OF REGISTRATION RIGHTS. The registration rights and related obligations under this Section 7 of the Holders with respect to their Registrable Securities may be assigned in connection with any transaction or series of related transactions involving the Transfer to one or more transferees of at least 220,000 shares of capital stock of the Company, other than pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 thereunder (subject to adjustments for stock splits, stock dividends and the like and aggregating all contemporaneous transfers by Holders), or to any TA Funds or permitted transferee, and upon any such transfer such transferee or TA Fund shall be deemed to be included within the definition of a "Holder" for purposes of this Section 7 with the rights set forth herein. The relevant Holder as the case may be, shall notify the Company at the time of such transfer.

     7.8 "MARKET STAND-OFF" AGREEMENT. In connection with any underwritten public offering by the Company, the Holders, if requested in good faith by the Company and the managing underwriter of the Company's securities, shall agree not to sell or otherwise transfer or dispose of any securities of the Company held by them (except for any securities sold pursuant to such registration statement) for a period following the effective date of the applicable registration statement; PROVIDED, HOWEVER that in no event shall such period exceed 180 days; and

PROVIDED FURTHER that such agreement shall not be required unless all officers and directors and one percent (1%) or greater stockholders of the Company and all other persons with registration rights enter into similar agreements. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares of securities of every other person subject to the foregoing restriction) until the end of such period.

SECTION 8    ELECTION OF DIRECTORS

     8.1 ADVENT VIII. Each Investor agrees that TA/Advent VIII L.P. as a holder of Convertible Preferred Stock shall have the exclusive right to elect the Director of the Company as contemplated under Article IV, Sections A.2 and
B.2 of the Company's Certificate of Incorporation (whether at an annual or special meeting of stockholders or by written consent of the stockholders).

     8.2 VOTING FOR DIRECTORS. The Investors hereby agree that, when voting their shares of Convertible Preferred Stock, Redeemable Preferred Stock or Common Stock for directors of the Company under the Company's Certificate of Incorporation, they shall not vote to cause the election of a greater number of individuals, including the Convertible Preferred Stock Director Designee or the Redeemable Preferred Stock Director Designee, as applicable, who are employees or partners of TA Associates, Inc., than could be elected by the Investors under cumulative voting assuming all shares of Convertible Preferred Stock were converted into Common Stock and Redeemable Preferred Stock under the Company's Certificate of Incorporation and all such shares of Redeemable Preferred Stock were automatically redeemed upon such conversion.

SECTION 9    GENERAL

     9.1 AMENDMENTS, WAIVERS AND CONSENTS. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision. No amendment to this Agreement may be made without the written consent of the Company and the Investors; provided that the written consent of the Stockholders shall be required for any amendment of Sections 5, 6, 7, 8.1 or 9 hereof. Any actions required to be taken or consents, approvals, votes or waivers required or contemplated to be given by the Investors or the Stockholders shall require a vote of a two-thirds in interest of the Investors or two-thirds in interest of the Stockholders, as applicable, based on the relative holdings of capital stock of the Company of the Investors as a group or of the Stockholders as a group, as applicable, at the relevant time, and any such action by such Investors or Stockholders, as applicable, shall bind all of the Investors, or Stockholders, as applicable.

     9.2     [INTENTIONALLY OMITTED]

     9.3 SURVIVAL OF REPRESENTATIONS; WARRANTIES AND COVENANTS; ASSIGNABILITY OF RIGHTS. All covenants, agreements, representations and warranties of the Company, the Stockholders and the Investors made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished to any Investor in connection herewith (a) are material, shall be deemed to have been relied upon by the party or parties to whom they are made and shall survive the Closing regardless of any investigation or knowledge on the part of such party or its representatives and (b) shall bind the parties' successors and assigns (including without limitation any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investors' successors and assigns and to their transferees of Securities, whether so expressed or not, subject to the provisions of Sections 4.8, 5.4, 6.2 and 7.7, and any such transferee shall be deemed an "Investor" for purposes hereof.

     9.4 LEGEND ON SECURITIES. The Company, the Investors and the Stockholders acknowledge and agree that the following legend shall be typed on each certificate evidencing any of the securities issued hereunder held at any time by an Investor or Stockholder:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

     THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STOCK PURCHASE AND STOCKHOLDERS AGREEMENT DATED AS OF JUNE 20, 1997, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

     9.5 GOVERNING LAW. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

     9.6 SECTION HEADINGS AND GENDER. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

     9.7 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

     9.8 NOTICES AND DEMANDS. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company or the Stockholders, Invitrogen Corporation, 1600 Faraday, Carlsbad, California 92008, or at any other address designated by the Company or the Stockholders, respectively, to the Investors and the other parties hereto in writing; if to an Investor, c/o TA Associates, Inc. at its mailing address as shown on EXHIBIT A hereto, or at any other address designated by TA Associates, Inc. to the Company and the Stockholders in writing.

     9.9 DISPUTE RESOLUTION. Except with respect to matters as to which injunctive relief is being sought, any dispute arising out of or relating to this Agreement that has not been settled within thirty (30) days (the "Negotiation Period") by good faith negotiation between the parties to this Agreement shall be submitted to an arbitrator mutually agreeable to the parties for final and binding arbitration pursuant to arbitration rules to be determined by the chosen arbitrator within the limits set forth below. In the event the parties are unable to agree upon an arbitrator within ten (10) days of expiration of the Negotiation Period, the Company and the Investors shall, within five (5) days of the expiration of such ten day period each select one arbitrator and such arbitrators shall select a third arbitrator within five (5) days who shall be the arbitrator designated hereunder. Any such arbitration shall be conducted in San Francisco, California. Such proceedings shall be guided by the following agreed upon procedures:

                  (1) mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

                  (2)  no other discovery;

                  (3) hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place on one or two days at a maximum; and

                  (4) decision to be rendered not more than ten (10) days following such hearings.

     9.10 REMEDIES; SEVERABILITY. Notwithstanding Section 9.9, it is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance

(to the extent permitted by law). The Company may refuse to recognize any unauthorized transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

     9.11 INTEGRATION. This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the letter of intent between the parties hereto in respect of the transactions contemplated herein, which letter of intent shall be completely superseded by the representations, warranties and covenants of the Company contained herein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                COMPANY:

                                INVITROGEN CORPORATION



                                By:
                                   -------------------------------------
                                   Lyle C. Turner, President

                                STOCKHOLDERS:


                                ----------------------------------------
                                Lyle C. Turner


                                ----------------------------------------
                                Joseph Fernandez

                                INVESTORS:

                                TA/ADVENT VIII L.P.

                                By:  TA Associates VIII LLC, its General Partner

                                By:  TA Associates, Inc., its Manager


                                By:
                                   -------------------------------------
                                   Kurt R. Jaggers
                                   Attorney-in-Fact


                                ADVENT ATLANTIC AND PACIFIC III, L.P.

                                By:  TA Associates AAP III Partners,
                                      its General Partner

                                By:  TA Associates, Inc.


                                By:
                                   -------------------------------------
                                   Kurt R. Jaggers
                                   Attorney-in-Fact


                                TA VENTURE INVESTORS L.P.


                                By:
                                   -------------------------------------
                                   Kurt R. Jaggers
                                   Attorney-in-Fact

                                      EXHIBIT A


                                  LIST OF INVESTORS


                                              Number of
                                                Shares          Aggregate
Name and Address                              Purchased          Payment
----------------                              ---------          -------
TA/Advent VIII, L.P.                          1,824,382      $12,422,399.48
Advent Atlantic and Pacific III, L.P.           342,072        2,329,202.46
TA Venture Investors                             36,488          248,450.44
 Limited Partnership

                                              ---------      --------------
Total                                         2,202,942      $15,000,052.38
                                              ---------      --------------
                                              ---------      --------------



                                        Notices to:

                                        TA Associates, Inc.
                                        High Street Tower, Suite 2500
                                        125 High Street
                                        Boston, MA  02110

                                      EXHIBIT G

                                  CONSENT OF SPOUSE


     I,                             , spouse of __________________, acknowledge
that I have read the Stock Purchase and Shareholders Agreement dated as of June 20, 1997, to which this Consent is attached as EXHIBIT G (the "Agreement") and that I know its contents. I am aware that by its provisions, including without limitation the provisions of Section 5 of the Agreement certain restrictions are imposed upon the sale or other disposition of any shares of the Company of which I may become possessed as a result of a gift from my spouse or a court decree and/or any property settlement in any domestic litigation.

     I hereby agree that my interest, if any, in the shares subject to the Agreement will be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the shares will be similarly bound by the Agreement.

     I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT. I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WAIVE SUCH RIGHT.


     Dated as of the          day of June, 1997


                                                     ---------------------------
                                   Please Print Name: